Exhibit 99.2

Remarks of Sherman L. Black

Rimage Corporation 4th Quarter and FY 2009 Conference Call

March 3, 2010

  Good morning and thank you for taking the time to participate in our fourth quarter earnings conference call.
  I will lead off this call by briefly reviewing our fourth quarter performance and then detailing the strategy we are putting in place to transform Rimage into a higher-performing company.
  Then, Rob Wolf, our chief financial officer, will cover some of the highlights of our recent operating results.
  We will be pleased to take your questions at the conclusion of our remarks.
  Regulation FD prohibits us from providing any forward-looking statements unless they are released simultaneously to the public.
  It is important to understand that any forward-looking statements are subject to a number of risks that could affect our anticipated performance.
  These risks are set forth in our filings with the Securities and Exchange Commission, which we urge you to review.
  Turning now to a brief discussion of our current performance, Rimage has remained a solidly profitable, cash-generator throughout the course of the global economic downturn.
  Fourth quarter sales totaled $22.7 million, an increase of 9% from $20.7 million in the fourth quarter of 2008.
  Net income came to $2.2 million or $0.23 per diluted share, up 30% from $1.7 million or $0.18 per diluted share in the fourth quarter of 2008.
  And reflecting the cash-generating ability of Rimage’s business, cash and investments rose to $110.1 million at year-end, from $95.4 million at the beginning of 2009.
  The improvement in our fourth quarter revenue was paced by a 26% increase in sales of our high-end Producer disc publishing hardware.
  This increase was driven in part by an $800,000 order shipped to the Department of Justice for a new video surveillance data archiving solution that I will discuss later in my remarks.
  Our fourth quarter earnings also benefited from continued product improvements that have reduced service-related costs.
  This factor, coupled with the shift in our sales mix toward Producer hardware, drove Rimage’s gross margin to 51% in the fourth quarter from 39% in the year-earlier period.
  Now, for the next few minutes, I will outline the plan that we have developed for transforming Rimage into a higher-performing business.
  Our plan consists of a three-part strategy.

  First, strengthening our core disc publishing operation.
  Second, generating new revenue streams by developing total solutions that leverage our core technological capabilities with greater levels of software functionality.
  And three, identifying and investing in future opportunities in adjacent markets that extend beyond our traditional business of physically distributing content via discs.
  We are now implementing this growth strategy, and I will start off by discussing our initiatives aimed at strengthening Rimage’s core disc publishing business.
  This past January, it was announced that we will cease using distributors in our largest markets, including the U.S., Germany and the U.K., in this year’s second quarter.
  In place of distributors, we are expanding our sales force, while continuing to serve customers through value-added resellers or VARs.
  Removing this layer of distribution will eliminate cost from our sales system.
  Equally important, we will be positioned to move closer to our customers and VARs, allowing us to gain insights into satisfying unmet needs with our current and potential new products.
  Next, we will reduce our hardware offerings from 27 to a more manageable 13 during the coming year.
  The products slated for elimination, which were not sufficiently differentiated to justify their manufacturing and selling costs, have added to the complexity of the selling efforts of our sales force and VARs.
  Moreover, streamlining our product offerings will strengthen our supply chain and manufacturing efficiencies.
  At the same time, we recently introduced two strategically important products…our Professional 5400N and 3400 disc publishing systems, which will be key contributors to our 2010 plan.
  The compact and fully integrated footprints, functionality and attractive pricing of these systems position them for retail and a wide range of other applications.
  Now, a few words about how we plan to maximize our aftermarket revenues.
  Based on our conviction that consumables represent a significant, ongoing opportunity for Rimage, we are developing a web commerce system for our consumables business to promote greater customer convenience, strengthen selling efficiencies and generate enhanced profitability.
  In addition to providing us with better visibility into consumption models and customer needs, our WebShop will give us the opportunity to increase sales of optical media by leveraging our large customer base for printer ribbons/cartridges.
  At the same time, our VAR partners will be able to purchase a complete range of products, including systems and consumables, through a separate Web portal.

  The final aspect of our drive to strengthen Rimage’s core business involves maximizing our opportunity in the area of service and support.
  To capture the full revenue potential of our worldwide service capability, we have simplified our service offerings, with the goal of increasing the attach rates of service contracts on system sales.
  In addition we have modified our internal sales and VAR incentive programs to drive our focus on this opportunity.
  When taken as a whole, we believe these various initiatives represent a coherent plan that, if properly executed, should strengthen the sales and profitability of our disc publishing business over the course of 2010 and establish a solid growth foundation.
  While we are excited about the changes around our core business, we also understand that the disc publishing market is gradually maturing due to inevitable technology substitution.
  For this reason, the second element of our strategy, which involves generating new revenue streams, is critically important for our future.
  To generate new revenue streams, we are transitioning from our historic function as a hardware supplier into a provider of total solutions by leveraging Rimage’s disc publishing platform with growing levels of software functionality.
  Our first solutions-based initiative is the video surveillance data archiving system that was purchased by the Department of Justice in the fourth quarter of 2009.
  Developed in partnership with a major provider of surveillance software, this solution enables users to collect, archive and publish video surveillance data.
  We expect to engage other federal, state and corporate customers in 2010 as important new features are added to this solution.
  We also are developing a solution in the field of digital forensics by leveraging our disc publishing platform to collect and process information stored on optical media found at crime scenes.
  By significantly automating disc handling, imaging and information processing, this solution will result in rapid turnaround times, as well as increased accuracy in tracing and authenticating evidence.
  We expect this solution to be available in the first half of 2010.
  We also see substantial opportunity for our solutions approach in China and other developing economies, particularly in the field of medical imaging.
  For example, hospitals and clinics in China have not converted the output of CT, MRI and other imaging modalities to discs, but instead continue to rely upon analog film.

  The benefits of digital output, including lower cost and convenience, have been proven over the past few years by our success at penetrating North American and European hospitals and clinics.
  We expect to finalize plans for deploying a complete digital publishing solution for medical imaging in China during the first half of 2010 and recognize initial revenues from this effort during the second half of the year.
  The third element of our transformation plan is aimed at strengthening Rimage’s long-term future…beyond 2010.
  Rimage must expand its solution-level offerings due to gradual technology obsolescence.
  Toward this end, we are targeting growth opportunities in adjacent markets beyond the realm of physical distribution of data, which has been Rimage’s traditional business.
  We will pursue solution-based opportunities by leveraging our sales channel, over 20,000 installations, our global footprint, a strong digital publishing brand and strategic relationships.
  And throughout this investment cycle, we will be prudent stewards of our shareholders’ money and remain committed to safeguarding Rimage’s strong financial condition.
  Turning now to our near-term outlook, our first quarter performance will be affected by two factors.
  First, we will incur higher expenses related to the implementation of our growth strategy, including increases in our head count and other costs.
  And second, we anticipate a short-term sales disruption as we institute changes in our distribution channel and other aspects of our operations.
  While these factors will affect our first quarter performance, we believe our operating results will start benefiting from our transformation initiatives as they gain greater traction as the year progresses.
  At this point, it is too early to speak in more precise terms about the full year, but it is our goal to reverse the declines in sales and earnings that Rimage has posted over the past two years.
  However, we view 2010 only as a first step in a multi-year program toward transforming Rimage into a higher-performing company.
  Today, we are investing not only in the current year, but, more importantly, in 2011 and beyond, which makes us optimistic about Rimage’s future.
  Thank-you. Now Rob Wolf will review some highlights from our fourth quarter operating results.

Remarks of Robert M. Wolf

Rimage Corporation 4th Quarter and FY 2009 Conference Call

March 3, 2010

▪  Thanks, Sherm.

▪  First, I will review some fourth quarter sales highlights.

▪  Sales of digital publishing systems increased 3% from the level posted in this year’s third quarter and by 27% from the fourth quarter of 2008.

▪  Systems accounted for 42% of total sales in the fourth quarter, compared to 43% in the third quarter and 36% in the fourth quarter of 2008.

▪  Sales of recurring revenues, including sales of printer ribbons and cartridges, parts, blank CD/DVD/blue laser media and maintenance contracts, were up 5% from the third quarter and were virtually unchanged from last year’s fourth quarter.

▪  Recurring revenues accounted for 58% of our fourth quarter sales, up slightly from 57% in the third quarter but down from 64% in the fourth quarter of 2008.

▪  The significant year-over-year decline reflects the shift in our sales mix toward systems during this period.

▪  International sales increased 27% in this year’s fourth quarter in comparison to the third quarter and by 11% from the year-earlier period.

▪  A significant amount of our increased international sales was driven by the Asia/Pacific market, reflecting the positive impact of our business development investments in this region.

▪  International sales accounted for 44% of total fourth quarter sales, compared to 35% in the third quarter and 44% in the year-earlier period.

▪  Currency effects increased worldwide sales by 4% in the fourth quarter of 2009.

▪  Rimage’s gross margin was 51% in the fourth quarter, up from 50% in the third quarter and 39% in last year’s fourth quarter.

▪  In recent periods, our gross margin has benefited from reduced service-related costs associated with improvements to our products that have further strengthened their performance and reliability.

▪  And on a year-over-year basis, our gross margin benefited from the shift in our sales mix toward systems, particularly our higher-margin Producer systems.

▪  We anticipate a gross margin in the first quarter of 2010 in the mid-40% range, based on our outlook for lower volumes of Producer sales.

▪  Moving down the P&L, R&D expense of $2.2 million was up from $1.5 million in this year’s third quarter and from $1.2 million in last year’s fourth quarter.

▪  Development of strategic new products, including the new disc publishing systems and video surveillance solution that Sherm discussed previously, accounted for most of the higher R&D expense in the fourth quarter.

▪  R&D expense will remain at relatively high levels in 2010 as we continue to transition into a solutions-based company.

▪  Reflecting our strong emphasis on product development, we anticipate R&D expense in the range of $1.6 to $1.8 million in this year’s first quarter.

▪  Selling, general and administrative expense totaled $6.4 million in the fourth quarter, up from $5.0 million in this year’s third quarter and $5.1 million in the year-earlier period.

▪  Separation expense related to our former CEO and year-end bonuses accounted for substantially all of the increased SG&A.

▪  We are forecasting SG&A in the range of $6.4 to 6.8 million in this year’s first quarter as we strengthen our sales and marketing organization and other operations in support of the growth initiatives that we are implementing.

▪  Our effective tax rate was 28% in the fourth quarter, compared to 36% in    the third quarter and 30% in the year-earlier period.

▪  The effective tax rate in the fourth quarter of 2009 benefitted from the implementation of recommendations of a transfer price study related to our Japanese subsidiary.

▪  Reflecting the cash-generating ability of Rimage’s business, cash and investments rose to $110.1 million at December 31, 2009, from $107.3 million at the end of the third quarter and $95.4 million at the beginning of 2009.

▪  Working capital totaled $103.2 million at the end of the fourth quarter, up from $95.0 million at the end of the third quarter and $62.1 million at the end of 2008.

▪  Finally, Rimage’s balance sheet remains debt-free, while stockholders’ equity increased to $119.9 million at year-end 2009, from $116.6 million at September 30 and $109.0 million at December 31, 2008.

▪  That wraps up our formal remarks, and now the conference call operator will poll you for any questions.

Certain Remarks of Robert M. Wolf

Rimage Corporation 4th Quarter and FY 2009
Conference Call – Question and Answer Portion

March 3, 2010

Q:                                        My last question was: What percentage of your business these days would you say is government related?

R. Wolf:                        Good question.  Chuck, if I look at for example fourth quarter where we did have the slight anomaly with the $800,000 order…I’d say right there that fourth quarter would run around just shy of 10% total revenues.  So on an average quarter, probably anywhere from 5% to 10%.

Q:                                        Is that consumables and hardware?  Or just hardware?

R. Wolf:                        That would be consumables and hardware.

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Q:                                        You had talked about a mid-40’s gross margin in 2010 and I think you had said due to a maybe a little lower mix of disk publishing sales.  Is that simply because you think your web based effort and just a commitment to maybe exploring consumable sales more effectively will cause a revenue mix shift? Is that your thought there?

R. Wolf:                        Greg, just to be clear the forward-looking guidance we gave there would be Q1, it was for the gross margin mid 40% range for Q1.

Q:                                        Okay.

R. Wolf:                        If you look at the main reason for the shift [in Q4] is we did have that $800,000 producer order in the fourth quarter from the Department of Justice which helped our mid-shift tremendously in that quarter.  Those were 8100’s, our highest margin product.  The first quarter of 2010, not having an order of that magnitude in the first quarter is going to have some impact on gross margin.